As filed with the Securities and Exchange Commission on June 2, 2000

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          DURAMED PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                            11-2590026
(State or other jurisdiction                                 (IRS Employer
of incorporation or organization)                         Identification No.)


                              7155 EAST KEMPER ROAD
                             CINCINNATI, OHIO 45249
                                 (513) 731-9900
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                               E. THOMAS ARINGTON
                          DURAMED PHARMACEUTICALS, INC.
                              7155 EAST KEMPER ROAD
                             CINCINNATI, OHIO 45249
                                 (513) 731-9900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                              LAWRENCE A. GLASSMANN
                     SENIOR VICE PRESIDENT & GENERAL COUNSEL
                          DURAMED PHARMACEUTICALS, INC.
                               7155 E. KEMPER ROAD
                             CINCINNATI, OHIO 45249

         Approximate date of commencement of proposed sale to public: From time to time as the selling stockholders shall elect to commence sales to the public after this Registration Statement shall become effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the

Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================

Title of securities to   Amount to be           Proposed maximum       Proposed maximum       Amount of
be registered            registered (1)         offering price per     aggregate offering     registration fee
                                                unit (2)               price (2)

Common Stock, $.01 par   3,515,092 shares       $5.17185               $18,179,529            $4,800
value per share
================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminable number of additional shares of Common Stock as may become issuable as a result of any stock splits, stock dividends or antidilution provisions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on May 25, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          DURAMED PHARMACEUTICALS, INC.

                        3,515,092 SHARES OF COMMON STOCK

                                 --------------

         These shares of common stock are being sold by the selling shareholders listed under the caption "Selling Shareholders" on page __. All of the shares of common stock covered by this offering are shares that may be issued upon conversion of convertible preferred shares, exercise of warrants and payment of dividends on the convertible preferred shares. The selling shareholders may determine the prices at which they will sell the shares, which may be market prices prevailing at the time of sale or some other price. Duramed will not receive any part of the proceeds from the sale. See "Plan of Distribution."

         Duramed's common stock is listed on the Nasdaq National Market under the symbol "DRMD." On June ___, 2000, the reported last sales price of the common stock on the Nasdaq National Market was $_______ per share.

         Duramed's principal executive offices are located at 7155 East Kemper Road, Cincinnati, Ohio 45249. Our telephone number is (513) 731-9900.

                                 --------------



                THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE
             THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS
                 ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this prospectus is June __, 2000




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


                                TABLE OF CONTENTS


             Section                                                Page

------------------

The Company                                                           5

Use of Proceeds                                                       5

Selling Shareholders                                                  6

Plan of Distribution                                                  7

Legal Matters                                                         9

Experts                                                               9

Where You Can Find More Information                                   9




















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

                                   THE COMPANY

         We currently develop, manufacture and market a line of prescription drug products in tablet, capsule and liquid forms to customers throughout the United States. Products sold by us include those of our own manufacture and those which we market under arrangements with other drug manufacturers. We sell our products to drug store chains, drug wholesalers, private label distributors, health maintenance organizations, hospitals, nursing homes, retiree organizations, mail order distributors, other drug manufacturers, mass merchandisers and governmental agencies.



                                 USE OF PROCEEDS

         We will receive none of the proceeds from the sale of the shares by the selling shareholders.

                              SELLING SHAREHOLDERS

         The following information, regarding the number of shares of common stock underlying convertible stock/warrants owned by the persons listed below as the selling shareholders and the number of shares of the common stock being offered for the account of each selling shareholder pursuant to this prospectus, has been provided to us by the selling shareholders. Except as set forth below, the selling shareholders do not beneficially own any shares of Duramed common stock.

=================================================================================================================

Name of Selling Shareholder    Shares of Common Stock      Shares of Common Stock to   Shares of Common Stock to
                               Underlying Convertible      Be Offered Hereby           Be Owned After Completion
                               Stock/Warrants                                          of This Offering
-----------------------------------------------------------------------------------------------------------------

BayStar Capital,               2,380,000                   2,380,000                           0
L.P.(1)(2)
-----------------------------------------------------------------------------------------------------------------

BayStar International          1,020,000                   1,020,000                           0
Ltd.(1)(2)



Banc of America
Commercial Finance               115,092                     115,092                           0
Corporation(3)

=================================================================================================================

(1) The number of shares shown in the column captioned "Shares of Common Stock Underlying Convertible Stock/Warrants" for each holder represents the holder's pro rata portion of (a) up to 1,976,286 shares of common stock which may be acquired upon conversion of 100,000 shares of Duramed's 5% Cumulative Convertible Preferred Stock, Series G (the "Series G Shares") based upon a conversion price of $5.06; (b) up to 500,000 shares of common stock which may be acquired upon exercise of warrants issued to the holders of Series G Shares (the "Warrants") based upon an exercise price of $5.50; and
           (c) up to 923,714 shares of common stock which may be issued to holders of the Series G Shares in payment of dividends on the Series G Shares.

           The Series G Shares are convertible into shares of common stock, at the option of the holder, at a conversion price of $5.06 per share until May 12, 2004 (subject to extension under certain circumstances). In no event shall a selling shareholder be entitled to convert Series G Shares or exercise the Warrants in excess of that number of Series G Shares or Warrants which upon giving effect to such conversion or exercise would cause the aggregate number of shares of common stock beneficially owned by the selling shareholder and its affiliates to exceed 4.9% of the outstanding shares of common stock following such conversion or exercise.

           The Warrants allow their holders to purchase shares of common stock on or before May 12, 2005 at an initial purchase price of $5.50 per share, subject to adjustment.

           The Series G Shares accrue a dividend at the rate of 5% per annum on the stated value of $100.00 per Series G Share. Dividend payments may be made in cash or, at the option of Duramed's Board of Directors, by issuing shares of common stock. If the Board elects to issue shares in lieu of a cash dividend, the number of shares issued will equal the aggregate cash dividend divided by 90% of the average closing bid prices of the common stock for the ten trading days immediately preceding the payment date. Under an agreement between Duramed and the holders of the Series G Shares, Duramed has agreed to register 923,714 shares for issuance in lieu of cash dividends. Depending on whether the Board of Directors elects to issue shares of common stock in lieu of cash dividends, and the actual average closing bid prices used for calculating the number of shares issued, the number of shares of common stock acquired and offered by a holder could be less or more than the number indicated.

(2) Represents for BayStar Capital, L.P. (a) up to 1,383,400 shares of common stock which may be acquired upon conversion of the Series G Shares; (b) up to 350,000 shares of common stock which may be acquired upon exercise of the Warrants; and (c) up to 646,600 shares of common stock which may be issued in payment of dividends on the Series G Shares. Represents for BayStar International Ltd. (a) up to 592,886 shares of common stock which may be acquired upon conversion of the Series G Shares; (b) up to 150,000 shares of common stock which may be acquired upon exercise of the Warrants; and (c) up to 277,114 shares of common stock which may be issued in payment of dividends on the Series G Shares.

(3) The number of shares shown in the column captioned "Shares of Common Stock Underlying Convertible Stock/Warrants" for Banc of America Commercial Finance Corporation ("BACFC") represents up to 115,092 shares of common stock which may be acquired upon exercise of warrants held by BACFC. BACFC is Duramed's principal lender. These warrants were granted in conjunction with an amendment to a financing agreement with BACFC and allow BACFC to purchase 57,986 shares of common stock at a purchase price of $12.131 per share and 57,106 shares of common stock at a purchase price of $8.668 per share on or before July 31, 2009.


          Except as described above, none of the selling shareholders has, or in the past has had, any position, office or relationship with Duramed (other than as a security holder) or any of its affiliates.


                              PLAN OF DISTRIBUTION

         Duramed is registering the shares of common stock offered by this prospectus on behalf of the selling shareholders named above. As used in this section, however, "Selling Shareholders" also includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares of Duramed common stock offered by this prospectus are being borne by Duramed. Brokerage commissions and similar selling expenses, if any, attributable to the sale of these shares will be borne by the Selling Shareholders. Sales of shares may be effected by Selling Shareholders from time to time in one or more transactions on the Nasdaq Stock Market, in the over-the-counter market, block trades, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or by a combination of these methods of sale (as well as others), at market prices prevailing at the time of sale, at negotiated prices, or such other price as the Selling Shareholders determine from time to time. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is any underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders.

         The Selling Shareholders may sell shares directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other types of transactions. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom the broker-dealers act as agents or to whom they sell as principal or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions.

         The Selling Shareholders and any broker-dealers that act in connection with the sale of the shares of Duramed common stock offered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Duramed has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

         Because the Selling Shareholders may be deemed to be "underwriters", they will be subject to prospectus delivery requirements of the Securities Act. Duramed has informed the Selling Shareholders that the antimanipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         If Duramed is notified by any Selling Shareholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. In addition, Duramed will file a supplement to this prospectus if Duramed is notified by any Selling Shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell a sufficient number of shares that requires a supplement to this prospectus.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby has been passed upon for Duramed by Lawrence A. Glassmann, its Senior Vice President and General Counsel. Mr. Glassmann holds employee stock options to purchase Duramed's common stock.


                                     EXPERTS

         The consolidated financial statements and schedule of Duramed Pharmaceuticals, Inc. appearing in Duramed's Annual Report (Form 10-K) for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to incorporate by reference the information we file with it, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until the Selling Shareholders sell all of their shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333_______).

         +     Annual Report on Form 10-K for the fiscal year ended December
               31, 1999;

         +     Quarterly Report on Form 10-Q for the quarter ended March 31,
               2000;

         + Current Reports on Form 8-K dated January 31, 2000 and March 9, 2000; and

         + The description of our common stock and preferred stock purchase rights contained in our registration statements on Form 8-A and 8-A/A, dated December 11, 1986, January 11, 1989 and September 1, 1998, as amended from time to time.

         You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address and phone number:

                           Chief Financial Officer
                           Duramed Pharmaceuticals, Inc.

                           7155 East Kemper Road
                           Cincinnati, Ohio  45249
                           # (513) 731-9900

         You should rely on information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Selling Shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in the prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby:

           SEC registration fee...............     $4,800
           Nasdaq National Market listing fee.     17,500
           Accounting fees and expenses.......      2,500
           Legal fees and expenses............      7,500
           Printing expenses..................        500
           Miscellaneous......................      1,000
                                                   ------

                    TOTAL.....................     $33,800

         All of the above expenses other than the SEC registration fee and the Nasdaq listing fee are estimates. Duramed has agreed to pay all of these expenses.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant in a similar capacity with another corporation or other entity, against expenses, including judgments and fines, if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which that person has no reasonable cause to believe that such person's conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable to the Registrant unless determined otherwise by the court in which the action was brought. Indemnifications are to be made by a majority vote of directors who are not parties to the action or the written opinion of independent counsel or by the stockholders or by the court. Section 145 also authorizes the Registrant to purchase insurance against such liabilities.

         The Registrant's Certificate of Incorporation provides that the Registrant shall provide indemnification to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware.

ITEM 16.  EXHIBITS.

         The following Exhibits are filed as part of this Registration
Statement.

         Exhibit No.
         -----------

         4.1 Certificate of Designations of 5% Cumulative Convertible Series G Preferred Stock*

         5              Opinion of Counsel

         23.1           Consent of Independent Auditors

         23.2           Consent of Counsel (included in Exhibit 5)

         24             Power of Attorney

---------------
         * Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.

         *(a)     The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)  to include any prospectus required by section 10(a)
                  (3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         *(b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

-----------------------------

*        Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CINCINNATI, OHIO, AS OF THE 2ND DAY OF JUNE, 2000

                                        DURAMED PHARMACEUTICALS, INC.

                                        BY: /s/ E. Thomas Arington
                                            -------------------------
                                            E. Thomas Arington
                                            Chairman of the Board,
                                            President and Chief
                                            Executive Officer

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 2ND DAY OF JUNE, 2000.


   SIGNATURE                                            TITLE
   ---------                                            -----

/s/ E. Thomas Arington              Chairman of the Board, President and
--------------------------------    Chief Executive Officer
E. Thomas Arington                  (principal executive officer)

/s/ Timothy J. Holt                 Senior Vice President, Finance and
--------------------------------    Administration and Treasurer
Timothy J. Holt                     (principal financial and accounting officer)

/s/ Jeffrey T. Arington*            Director
---------------------------------
Jeffrey T. Arington

/s/ George W. Baughman*             Director
--------------------------------
George W. Baughman

/s/ Richard R. Frankovic*           Director
---------------------------------
Richard R. Frankovic

/s/ Peter R. Seaver*                Director
---------------------------------
Peter R. Seaver

/s/ S. Sundararaman*                Director
----------------------------------
S. Sundararaman


*Pursuant to Power of Attorney
/s/ Timothy J. Holt
-------------------
Timothy J. Holt
Attorney-in-Fact

                                INDEX TO EXHIBITS


Exhibit No         Description
----------         -----------

 4.1               Certificate of Designations of 5% Cumulative
                   Convertible Series G Preferred Stock*

 5                 Opinion of Counsel

23.1               Consent of Independent Auditors

23.2               Consent of Counsel (included in Exhibit 5)

24                 Power of Attorney

-----------------------------------------------

* Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.